SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 7, 2012

Date of Report

(February 3, 2012

Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following sets forth a summary of the compensation for fiscal year 2012, and bonuses awarded for fiscal year 2011, approved on February 3, 2012 by the Compensation Committee of DURECT Corporation (“the Company”) for the Company’s Chief Executive Officer, the Chief Financial Officer, and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission.

Name and Position	Fiscal year 2012 Base Salary (1)		Bonus Awarded for Performance in 2011 (Number of Shares subject to option grant) (3)	Number of Shares subject to annual option grant (4)	Target Bonus for Performance in 2012 (Percentage of Base Salary) (5)
	Cash	Stock Options (Number of Shares subject to option grant) (2)
James E. Brown, D.V.M., President & Chief Executive Officer	$450,712	96,306	0	130,000	60%
Felix Theeuwes, D. Sc., Chairman & Chief Scientific Officer	$248,221 (6)	240,385 (6)	0	130,000	60%
Matthew J. Hogan, Chief Financial Officer	$299,951	30,359	27,191	105,000	40%
Su Il Yum, Ph.D., Executive Vice President, Pharmaceutical Systems Research & Development	$290,878	62,153	28,004	115,000	40%

Notes:

(1)	To more closely align the interests of the Company’s named executive officers with the interests of the Company’s stockholders, the Company’s named executive officers have volunteered to receive a reduced portion of their salary in cash. Consequently, effective February 1, 2012, a portion of the salary will be paid in cash and a portion of the salary will be paid in options.
(2)	Options in lieu of salary base granted by the Compensation Committee on February 3, 2012. The total shares subject to each option was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of such option grant is $0.78, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. Target bonuses for performance in 2012 and payments under the Company’s change of control policy will continue to be determined based on the notional salaries as follows: James E. Brown ($500,791), Felix Theeuwes ($373,221), Matthew J. Hogan ($315,738) and Su Il Yum ($323,198). These notional salaries reflect no increase over 2011 salaries; for Felix Theeuwes, his notional salary also reflects the adjustment described in note 6.

(3)	In order to preserve cash and to more closely align the interests of the Company’s employees with the interests of the Company’s shareholders, management recommended and the Compensation Committee agreed that no bonus would be paid in cash to employees relative to 2011 performance but instead any bonus awarded by the Compensation Committee would be paid in options. The total shares subject to each bonus option was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of such option grant is $0.78, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The shares subject to the bonus options are fully vested upon grant.
(4)	The 2012 annual options were granted by the Compensation Committee on February 3, 2012. The exercise price per share of such option grant is $0.78, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the option is as follows: one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over four (4) years following the date of grant, subject to continued service.
(5)	The actual bonus to be awarded will be at the Committee’s complete discretion based on the Company’s performance against specified corporate objectives and other factors to be taken into account at the discretion of the Committee, and will be determined based on the notional salaries specified in note 2.
(6)	Dr. Theeuwes’ notional salary for fiscal year 2012, as specified in note 2, represents an approximately 25% decrease as compared to his salary for fiscal year 2011. This decrease reflects a transition to 75% time for fiscal year 2012, effective February 1, 2012. In addition, in order to preserve cash and to more closely align the interests of the Company’s employees with the interests of the Company’s shareholders, Dr. Theeuwes volunteered to receive a reduced portion of his salary ($125,000) in cash effective February 1, 2012 and he is correspondingly being granted 240,385 options as described in note 2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: February 7, 2012	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer